AGREEMENT OF PURCHASE AND SALE
AND INITIAL ESCROW INSTRUCTIONS
One on 4th Apartments

This Agreement of Purchase and Sale and Initial Escrow Instructions (this "**Agreement**"), dated for reference purposes only as April 8, 2022, is entered into by and between **VERSITY INVEST, LLC**, a Delaware limited liability company (the "**Buyer**"), and **STILLWATER STUDENT HOUSING OWNER LLC**, a Delaware limited liability company (the "**Seller**").

In consideration of the mutual covenants and provisions herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

1. Purchase and Sale. Seller hereby agrees to sell, assign and convey to Buyer, and Buyer agrees to purchase from Seller, in accordance with the terms and subject to the conditions contained herein, those certain parcels of real property situated in the City of Stillwater (the "**City**"), County of Payne (the "**County**"), State of Oklahoma commonly known as 713 W. 4th Street, Stillwater, Oklahoma as more particularly described in Exhibit A attached hereto and incorporated by reference herein (collectively, the "**Land**"), together with all buildings, structures and improvements owned by Seller and now located on the Land including, without limitation, that certain residential apartment project known as the "One on 4th Apartments" containing one hundred ninety-eight (198) units and four hundred fifteen (415) beds (collectively, referred to as the "**Improvements**"), (the Land, the Improvements, all appurtenance pertaining thereto, and all rights, title and interest of Seller in and to any easements, licenses, privileges, mineral and oil and gas rights, air and water rights, adjacent streets, roads, alleys or rights of way pertaining to the Land are hereinafter collectively referred to as the "**Premises**"), together with:

(a) All of Seller's right, title and interest to fixtures, furniture, equipment, appliances and other types and items of personal property affixed thereto, located thereon, used in connection with the operation of the Premises and owned by Seller, more particularly described on Exhibit B (the "**Personal Property**");

(b) All of Seller's right, title and interest, if any, in and to all assignable licenses, permits, certificates of occupancy, entitlements, government and regulatory consents and approvals relating to the use, operation or maintenance of the Premises, more particularly described on Exhibit C (the "**Permits**");

(c) All of Seller's right, title and interest in and to all assignable leases, tenancy or occupancy agreements in and for all or any portion of the Premises (collectively, the "**Leases**"), together with all refundable security, pet or other deposits made pursuant to such Leases (the "**Tenant Deposits**");

(d) All of Seller's right, title and interest, if any, in and to all assignable service contracts or agreements pertaining to the use, operation or maintenance of the Premises, more particularly described on Exhibit D (the "**Service Contracts**");

(e) All of Seller's right, title and interest, if any, in and to all guaranties and warranties relating to the Improvements, the Personal Property or otherwise related to the development and construction or rehabilitation of the Property, including, without limitation, all warranties more particularly described on Exhibit E (collectively, the "**Warranties**"); and

(f) All of Seller's right, title and interest, if any, in all intangible personal property and used in connection with the Premises and the business operated thereon including list of prospected tenants, the name "One on 4th Apartments," and all licenses, franchises, logos, trade names, trademarks, service marks, telephone numbers, property and tenant data files, websites (including https://www.oneon4th.com), social media accounts, photographs and advertising materials used in connection with the Premises and the business operated thereon (the "**Intangibles**").

The Premises, Personal Property, Permits, Leases, Tenant Deposits, Service Contracts, Warranties and Intangibles are hereinafter sometimes collectively referred to as the "**Property**".

2. Purchase Price. The purchase price (the "**Purchase Price**") for the Property shall be the amount of Fifty-One Million Five Hundred Thousand Dollars ($51,500,000.00), provided that if the Pre-Leasing Condition (as defined below) is satisfied prior to the date that is five (5) business days prior to the Close of Escrow (and if the Closing Date is extended, Seller shall have until five (5) business days prior to the Close of Escrow with respect to the extended Closing Date to satisfy the Pre-Leasing Condition), and if Seller has provided to Buyer written evidence of the satisfaction of the Pre-Leasing Condition in the form of a pre-leasing report certified by Seller, together with electronic copies of all signed Short Term Leases and Long Term Leases (as hereinafter defined) and associated guaranties on or prior to such date, then the Purchase Price shall be Fifty Two Million Dollars ($52,000,000). If Purchaser receives the certified pre-leasing report and associated documents evidencing the satisfaction of the Pre-Leasing Condition less than fifteen (15) business days prior to the scheduled Close of Escrow, Purchaser may extend the Closing Date for up to ten (10) business days by giving Seller written notice of its election to extend, setting forth the new Closing Date. For purposes of this provision, the "**Pre-Leasing Condition**" shall mean that leases from qualified tenants that meet the Leasing Guidelines and that have been fully executed and delivered (together with all required guaranties) by both landlord and tenant for either (i) the 5-month period (Aug.-Dec.) or the 10-month period 10-month (Aug.-May) that cover a portion of the 2022-2023 academic year ("**Short Term Leases**") or (ii) the 12-month period that includes the full 2022-2023 academic year ("**Long Term Leases**") for not less than 95% of all beds in the Premises; provided that Short Term Leases shall not comprise more than ten percent (10%) of all Leases. For purposes of this provision, Leases that satisfy the "Leasing Guidelines" shall mean Leases that are executed on Seller's standard lease form at rates not less than the rates set forth on Exhibit N attached hereto.

3. Payment of Purchase Price. The Purchase Price shall be payable by Buyer to Seller as follows:

(a) Deposit. No later than three (3) business days after the Effective Date (hereinbelow defined), Buyer shall deposit with Ticor Title Company (the "**Escrow Holder**"), at the address set forth in Section 16, below, the sum of Three Hundred Fifty Thousand

Dollars ($350,000) (the **"Initial Deposit"**, and, collectively with the Additional Deposit (defined below), the **"Deposit"**). The Deposit shall be invested by Escrow Holder with a financial institution acceptable to Buyer in a federally-insured interest-bearing demand account, and the Deposit and all interest accrued thereon shall be credited to the Purchase Price upon the Close of Escrow (as defined in Section 4(b), below) or returned to Buyer upon termination of this Agreement. In the event of a termination of this Agreement by Buyer prior to the end of the Contingency Period (as defined below), including as a result of a failure by Buyer to issue a Contingency Period Notice (as defined below), the Deposit, less the Independent Consideration (as defined below), shall be returned to Buyer, together with interest thereon as set forth in Section 5(a)(iii) below. Upon the issuance of a Contingency Period Notice on or before the last day of the Contingency Period, the Deposit shall be (i) credited to the Purchase Price at the Close of Escrow, and (ii) non-refundable to Buyer except in the event of a breach or default hereunder by Seller or non-satisfaction of any of the closing conditions described in Section 5(a), below, or as otherwise expressly set forth herein. No later than three (3) business days after the earlier of (1) the expiration of the Contingency Period, and (2) Seller's delivery to Buyer of a written pre-leasing report certifying that not less than eighty-five percent (85%) of all beds in the Premises have been pre-leased to qualified tenants for either Short Term Leases or Long Term Leases, pursuant to fully executed and delivered Short Term Leases and Long Term Leases (and required guaranties) (with not more than ten percent (10%) of such Leases comprised of Short Term Leases), Buyer shall deposit with the Escrow Holder an additional Three Hundred Fifty Thousand Dollars ($350,000) (the **"Additional Deposit"**), so that the aggregate Deposit is equal to Seven Hundred Thousand Dollars ($700,000).

(b) Deposit. The Initial Deposit, the Additional Deposit and any Extension Deposit (defined below), together with all interest accrued thereon, if any, shall be referred to herein collectively as the "**Deposit**".

(c) Balance of Purchase Price. On or before the Close of Escrow, Buyer shall deposit with Escrow Holder the balance of the Purchase Price, in immediately available funds, which shall be paid to Seller at Close of Escrow.

(d) Independent Contract Consideration. One Hundred Dollars ($100) of the Deposit shall be independent consideration (the "**Independent Consideration**") for Buyer's right to purchase the Property and Seller's execution, delivery, and performance of this Agreement. Notwithstanding anything to the contrary contained herein (including any reference to the return of the Deposit to Buyer), Seller shall, in all events, retain the Independent Consideration. Buyer and Seller hereby acknowledge and agree that the Independent Consideration constitutes adequate and sufficient consideration for Buyer's right to purchase the Property pursuant to this Agreement and Seller's execution, delivery, and performance of this Agreement.

4. Escrow.

(a) Opening of Escrow. Within one (1) business day after the full execution of this Agreement, Seller shall open escrow (the "**Escrow**") with Escrow Holder by delivering a fully-executed original of this Agreement to Escrow Holder. Upon receipt of the foregoing, Escrow Holder shall execute and date the Receipt of Escrow Holder attached hereto and forward copies of the executed Receipt of Escrow Holder to Buyer and Seller in accordance

with Section 16, below. The date on which Escrow Holder executes the Receipt of Escrow Holder shall be deemed to be the "**Effective Date**" of this Agreement. Buyer and Seller agree to execute and deliver to Escrow Holder, in a timely manner, all escrow instructions necessary to consummate the transaction contemplated by this Agreement. Any such supplemental instructions shall not conflict with, amend or supersede any portion of this Agreement. If there is any inconsistency between such supplemental instructions and this Agreement, this Agreement shall control. Escrow Holder is hereby designated the "real estate reporting person" for purposes of Section 6045 of the Internal Revenue Code of 1986, as amended and Treasury Regulation 1.6045-4, and any instructions or settlement statement prepared by Escrow Holder shall so provide. Escrow Holder shall be responsible for filing Form 1099-S with the Internal Revenue Service.

(b) Close of Escrow. For the purpose of this Agreement, the "**Close of Escrow**" shall be defined as the date that the Deed (hereinbelow defined) is recorded in the Official Records of the County. The Close of Escrow shall occur on the thirtieth (30th) day after the expiration of the Contingency Period (the "**Closing Date**"). Notwithstanding the foregoing, Buyer shall have the right to extend the Close of Escrow one time for up to thirty (30) days. Buyer shall exercise its right to so extend by providing written notice of its election to do so to Seller at least five (5) days prior to the Closing Date, along with an extension deposit of One Hundred Thousand Dollars ($100,000.00) (an "**Extension Deposit**"), which amount shall be applicable to the Purchase Price and shall become part of the Deposit.

5. Conditions to Close of Escrow.

(a) Conditions to Buyer's Obligations. The Close of Escrow and Buyer's obligation to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions (or Buyer's waiver in writing thereof) for Buyer's benefit on or prior to the dates designated below for the satisfaction of such conditions, or the Close of Escrow in the absence of a specified date:

(i) Title. Within five (5) days of the Effective Date, (i) Seller , at its sole cost and expense, shall cause the Title Company to deliver to Buyer a current preliminary report ("**Preliminary Report**") of title to the Land, issued by Escrow Holder's title insurer (the "**Title Company**"), together with legible copies of all documents referenced therein as exceptions to title except copies of any lien(s) to be released at Closing and (ii) Seller shall provide Buyer with a copy of Seller's most recent survey of the Land and the Improvements (the "**Existing Survey**"), if any, in Seller's possession. On or prior to the date that is ten (10) days prior to the expiration of the Contingency Period, Buyer shall notify Seller in writing of Buyer's objections to title and the Existing Survey, if any ("**Disapproved Exceptions**"). All monetary liens of an ascertainable amount created by, through or under Seller shall be deemed Disapproved Exceptions, and Seller shall eliminate them at or before the Close of Escrow. Seller shall use commercially reasonable efforts to cause the Escrow Holder to eliminate all other Disapproved Exceptions within five (5) days after Seller receives notice of the Disapproved Exceptions; provided, that Seller shall have no obligation to cure any Disapproved Exceptions except (a) liens of an ascertainable amount created by, through or under Seller, which shall be released at the Close of Escrow, and (b) any exceptions or encumbrances to title which are created by, through or under Seller after the Effective Date without the written consent of Seller, which shall be removed by the Close of Escrow. If Seller is unable or unwilling to eliminate any other Disapproved Exceptions, Seller

shall notify Buyer in writing of same within five (5) days after Seller receives notice of the Disapproved Exceptions. If Seller undertakes at its option to cure any Disapproved Exceptions, Seller shall have until 5:00 p.m. Pacific Time on the last day of the Contingency Period to cure such Disapproved Exceptions and provide Buyer with written notice thereof. If Seller is unable or unwilling to expend further efforts and otherwise eliminate such Disapproved Exceptions, then unless Buyer shall notify Seller in writing on or before 5:00 p.m. Pacific Time on the last day of the Contingency Period that Buyer elects to waive its disapproval (the "**Buyer Waiver Letter**"), Buyer shall be deemed to have disapproved title, Escrow shall terminate, Escrow Holder shall immediately return the Deposit to Buyer without any additional instructions from Seller and Escrow Holder shall immediately return all other documents, instruments and monies to the party which deposited same, and neither Seller nor Buyer shall have any obligations under this Agreement except those that expressly survive the termination of this Agreement. Provided that this Agreement is not terminated pursuant to the foregoing sentence, Buyer shall be deemed to have accepted all title objections pursuant to the Buyer Waiver Letter and all such matters shall thereafter be Permitted Exceptions (hereinbelow defined). Seller shall deliver fee title to the Property at Close of Escrow to Buyer subject only to the Permitted Exceptions. Seller may remove any exceptions to title shown on any supplement to the Preliminary Report that may be issued from time to time by the Title Company at or prior to Close of Escrow, that is objected to by Buyer on the same terms and conditions as set forth above, except that Buyer shall have ten (10) days to cure any new Disapproved Exceptions, and the Closing Date in such case shall be extended to allow the time periods for objection to run. For purposes of this Agreement, "**Permitted Exceptions**" shall mean general and special real property taxes and assessments a lien not yet due and payable; and any other liens, easements, encumbrances, covenants, conditions and restrictions of record approved, or waived if a Disapproved Exception, by Buyer pursuant to the terms and conditions of this Section, or created under the signature of Buyer. Seller's failure to cure any Disapproved Exception shall not be a default by Seller under this Agreement.

(ii) Survey. During the Contingency Period, Buyer may elect to cause a new survey of the Premises to be prepared at its own expense (such new survey, if ordered by Buyer or the Existing Survey, if Buyer does not order a new survey, is referred to herein as the "**Survey**"). If the Survey discloses any encroachment, matter, gap, gore or other defect or condition unacceptable to Buyer (the "**Survey Defects**"), Buyer shall, within five (5) days after receipt of the Survey, notify Seller of any Survey Defects in writing. Within five (5) days after receipt of Buyer's notice of Survey Defects, Seller shall provide written notice to Buyer of which Survey Defects it elects to cure and Seller shall have until Close of Escrow to cure said Survey Defects. If Seller fails to remedy the Survey Defects that it elects to cure within said time period, Buyer shall have the option to (A) terminate this Agreement and receive the return of its Deposit, and neither Seller nor Buyer shall have any obligations under this Agreement except those that expressly survive the termination of this Agreement, or (B) waive the Survey Defects and consummate the Close of Escrow. Seller's failure to cure any Survey Defect shall not be a default by Seller under this Agreement.

(iii) Documents and Materials. Within five (5) days after the Effective Date, Seller shall deliver to Buyer all of the documents and materials described on Exhibit F attached hereto, to the extent within Seller's, or the current property manager's, possession or control (the "**Documents and Materials**"). Upon delivery of the Documents and Materials, Seller shall deliver an acknowledgment letter to Buyer setting forth the date of

compliance with this Section and setting forth the list of Documents and Materials actually delivered to Buyer. Prior to the Close of Escrow, the Documents and Materials shall be held confidential by Buyer except as required to conduct its due diligence activities or share with prospective investors and lenders. In the event the Close of Escrow does not occur for any reason, Buyer shall promptly return all Documents and Materials to Seller. On or before 5:00 p.m. Pacific Time on the last day of the Contingency Period, Buyer shall deliver to Seller and Escrow Holder written notice (the "**Contingency Period Notice**") of its approval or disapproval of the Property and the Documents and Materials. The failure of Buyer to timely deliver the Contingency Period Notice shall be deemed to constitute Buyer's disapproval of the Property and the Documents and Materials, and the Deposit shall be returned to Buyer by Escrow Holder without the need for further written instructions from Buyer or Seller and, except as otherwise expressly provided in this Agreement, Seller and Buyer shall have no further obligations or rights to one another under this Agreement..

(iv) Inspections and Studies/Costs. For the period of time commencing on the Effective Date for a period of thirty (30) days thereafter (the **"Contingency Period")**, Buyer shall have the right to conduct any and all inspections, investigations, tests and studies (including, without limitation, investigations with regard to zoning, building codes and other governmental regulations, architectural inspections, engineering tests, economic feasibility studies and soils, seismic and geologic reports and environmental testing) with respect to the Property as Buyer may elect to make or maintain. The cost of any such inspections, tests and/or studies shall be borne by Buyer.

From and after the Effective Date until the earlier of (i) the termination of this Agreement, or (ii) the Close of Escrow, Buyer and Buyer's employees, agents, contractors, subcontractors and consultants (collectively, the **"Buyer's Representatives"**) shall have the right to enter upon the Property, at reasonable times during ordinary business hours to perform such inspections, investigations, tests and studies. Buyer, in performing its inspections, investigations, tests and studies hereunder shall (a) not unreasonably interfere with the operation of the Property or any tenant, (b) comply with all applicable laws; (c) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Property; (d) not permit any liens to attach to the Property by reason of the exercise of its rights hereunder; and (e) return any portions of the Property damaged by Buyer during such tests or inspections to substantially the same condition which existed prior to such test or inspection.

Before any entry on the Premises by Buyer before Close of Escrow, Buyer shall maintain a comprehensive general liability and property damage policy in an amount of not less than One Million Dollars ($1,000,000) covering the activities of Buyer and its agents on the Property and shall name Seller an additional insured thereunder. Buyer shall provide Seller a certificate of insurance to Seller that evidences such insurance, upon Seller's request. Buyer shall, at least forty-eight (48) hours prior to inspection, give Seller written notice (which notice may be delivered by electronic mail) of its intention to conduct any inspections, so that Seller shall have an opportunity to have a representative present during any such inspection, and Seller expressly reserves the right to have such a representative present. BUYER HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD SELLER HARMLESS FROM AND AGAINST ANY AND ALL LIENS, LOSS, INJURY, CLAIMS, CAUSES OF ACTION, DAMAGES, LIABILITIES AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES) TO

THE EXTENT ARISING OUT OF BUYER'S (OR BUYER'S AGENTS) NEGLIGENT OR MALICIOUS ACTIONS UPON ENTERING UPON THE PROPERTY TO TEST, STUDY, INVESTIGATE OR INSPECT THE SAME OR ANY PART THEREOF, WHETHER PERMITTED UNDER THIS AGREEMENT, OR ANY VIOLATION OF THE PROVISIONS OF THIS SECTION 5(A)(IV); PROVIDED, HOWEVER, THAT SUCH INDEMNIFICATION, DEFENSE, AND HOLD HARMLESS OBLIGATIONS OF BUYER SHALL NOT EXTEND TO ANY MATTERS MERELY DISCOVERED BY BUYER (E.G., LATENT ENVIRONMENTAL CONTAMINATION) OR THE ACTS OF SELLER, ITS AGENTS, OR ITS CONTRACTORS. This Section **Error! Reference source not found.**(a)(iv) shall survive the Closing.

Seller shall cooperate and shall cause its property manager to cooperate with Buyer's investigations and feasibility studies and to provide all information regarding the Property reasonably requested by Buyer which is within its possession or any additional information previously requested by Buyer that comes into its possession prior to the Close of Escrow.

(v) Title Insurance. As of the Close of Escrow, Title Company shall have committed to issue Buyer a current 2006 ALTA owner's extended coverage title insurance policy with such endorsements as Buyer may reasonably request, in amount equal to the Purchase Price, insuring fee title to the Property vested in Buyer, subject only to the Permitted Exceptions.

(vi) Seller's Representations. All representations and warranties made by Seller to Buyer in this Agreement shall be true and correct in all material respects on the date hereof and except for any change of facts occurring during the period from the Effective Date through the Close of Escrow disclosed in writing by Seller to Buyer, shall be true and correct in all material respects as of the Close of Escrow.

(vii) Seller's Obligations. As of the Close of Escrow, Seller shall have performed all of the obligations required to be performed by Seller under this Agreement.

(viii) Bankruptcy. There shall exist no legal actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other legal proceedings, pending or to the knowledge of Seller threatened against the Seller that would materially and adversely affect Seller's ability to perform its obligations under this Agreement.

(ix) Material Adverse Change. Between expiration of the Contingency Period and the Close of Escrow, there shall have been no material adverse changes in the condition of the Property.

(x) Unavoidable Delay. If the recorder's office of the County, financial institutions or other service providers required for the Closing to occur are not open for business by reason of COVID and have not provided for an alternative means to accomplish the Closing, then the Closing shall be extended for a period of up to two weeks or such longer period as is necessary in order allow for the reopening of services required for the Closing.

(xi) Moratorium. There shall be no pending governmental action, moratorium, proceeding or restriction that could reasonably be expected to impact the

ability of Buyer to lease the Property to tenants for residential occupancy, including without limitation, the imposition of any new rent control ordinance or any restriction on the collection of rent from the Property.

(xii) Litigation. There shall exist no pending legal action, suit or proceeding with respect to Seller before any court or governmental or administrative agency that seeks to restrain or prohibit Seller's performance of this Agreement or the consummation of the transactions contemplated hereby or that could reasonably be expected to materially impact the operation of the Property. It is hereby acknowledged and agreed by Buyer that the matters disclosed on Schedule 11(a) are deemed not to be material nor are such matters deemed to materially impact the operation of the Property.

(xiii) Occupancy. Except for the Leases set forth on the then most current Rent Roll, and with respect to the 2022-2023 academic year, all Short Term Leases and Long Term Leases, there shall be no leases or other agreements permitting possession or occupancy of all or any portion of the Property by any third party, and not less than seventy percent (70%) of the beds in the Premises shall be occupied by tenants who have begun paying rent pursuant to Leases that are presently in effect

(xiv) Pre-Leasing Condition. Short Term Leases and Long Term Leases from qualified tenants shall have been fully executed and delivered (together with all required guarantees) by both landlord and tenant, and remain in effect, for the 5-month period (Aug.-Dec.) or the 10-month period 10-month (Aug.-May) that cover a portion of the 2022-2023 academic year or the entire 2022-2023 academic year, as applicable, for the lesser of (1) eighty-five percent (85%) of all beds in the Premises or (2) the percentage of all beds in the Premises that were pre-leased at the expiration of the Contingency Period.

(xv) Maintenance. Seller shall have maintained and operated the Property in substantially the same manner in which the Property was maintained or operated prior to the Effective Date.

(xvi) Certificates of Occupancy. Certificates of occupancy shall have been issued and shall remain in effect as of the Closing Date for all units and other space within the Property for which certificates of occupancy have been issued, and no threat shall have been made in writing by the governmental authority with jurisdiction over such matters regarding the potential withdrawal or cancellation of any of such certificates of occupancy.

(b) Conditions to Seller's Obligations. The Close of Escrow and Seller's obligation to consummate the transactions contemplated in this Agreement are subject to the satisfaction of the following conditions (or Seller's waiver thereof) for Seller's benefit on or prior to the dates designated below for the satisfaction of such conditions, or the Close of Escrow in absence of a specified date:

(i) Buyer's Obligations. Buyer shall have timely performed all of the obligations required to be performed by Buyer under this Agreement.

(ii) Buyer's Representations. All representations and warranties made by Buyer to Seller in this Agreement shall be true and correct in all material respects on the date hereof and shall be true and correct in all material respects as of the Close of Escrow.

(iii) Purchase Price. Buyer shall have timely delivered the Purchase Price and other sums owing under this Agreement in good funds to Escrow Holder and fully, faithfully and timely performed all of its other obligations under this Agreement.

(c) Failure of Condition to Close of Escrow. If any of the conditions set forth in Section 5(a) or Section 5(b) are not timely satisfied or waived by the appropriate benefited party for a reason other than the default of Buyer or Seller, after giving the party who is not in compliance five (5) days to cure or otherwise satisfy such condition or obtain a waiver thereof from the other party, this Agreement shall terminate, and the Deposit and all other monies delivered to Escrow Holder by Buyer shall be immediately returned to Buyer without the need for further instructions from Buyer or Seller, and except as otherwise expressly provided herein, the parties shall have no further obligations hereunder. Notwithstanding anything to the contrary contained herein, Seller's failure to meet any condition set forth in Section 5(a)(viii), (ix), (x), (xi), (xii), (xiii), (xiv) and (xvi) shall not be deemed a default by Seller under this Agreement.

6. Deposits By Seller. At least two (2) business days prior to the Close of Escrow, Seller shall deposit with Escrow Holder the following documents, instruments and items:

(a) Deed. A special warranty deed, in the form attached hereto as Exhibit G, (the "**Deed**") duly executed and acknowledged in recordable form by Seller, conveying fee simple title to the Property to Buyer, subject only to the Permitted Exceptions.

(b) FIRPTA Certificate. A certification, acceptable to Escrow Holder, duly executed by Seller under penalty of perjury, setting forth Seller's address and federal tax identification number in accordance with and/or for the purpose of the provisions of Sections 7701 and 1445, as may be amended, of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(c) Assignment and Assumption of Leases. Two (2) original counterparts of the Assignment and Assumption of Leases (the "**Assignment of Leases**") in the form attached hereto as Exhibit H, duly executed by Seller which Assignment of Leases assigns all of Seller's right, title and interest in and to the Leases for the Property.

(d) Assignment and Assumption of Service Contracts. Two (2) original counterparts of the Assignment and Assumption of Service Contracts (the "**Assignment of Service Contracts**") in the form attached hereto as Exhibit I, duly executed by Seller, which Assignment of Service Contracts assigns, subject to Section 13(b), below, all of Seller's right, title and interest in and to the Service Contract for the Property.

(e) Bill of Sale. One (1) original Bill of Sale (the "**Bill of Sale**") in the form attached hereto as Exhibit J, duly executed by Seller.

(f) Update Certificate. Two (2) originals of a certificate of Seller, reasonably satisfactory to Buyer, updating as of the Close of Escrow, all of the Seller's representations and warranties (the "**Update Certificate**").

(g) Affidavits and Indemnities. Such affidavits and indemnities concerning parties in possession and claims for mechanics' liens as may be reasonably required by Title Company in order to issue the Title Policy (the "**Title Affidavits**").

(h) Tenant Notification Letters. One (1) original of a notice executed by Seller (or Seller's manager) addressed to the tenants under the Leases in the form of Exhibit K attached hereto and incorporated herein.

(i) Vendor Notification Letters. One (1) original of a notice executed by Seller (or Seller's manager) addressed to the vendors under the Service Contracts assumed by Buyer in the form of Exhibit L attached hereto and incorporated herein.

(j) Rent Roll. An updated Rent Roll (hereinbelow defined) certified by Seller as true, complete and correct dated no earlier than five (5) days prior to Close of Escrow.

(k) Other Documents. Any and all assignments and all other instruments and documents, duly executed and acknowledged, as may be reasonably necessary or desirable in order to complete the transaction herein provided and to carry out the intent and purposes of this Agreement.

Seller agrees to deliver to Buyer at the Close of Escrow, by leaving such items at the Property, keys for each of the units, tenant files maintained by Seller, original copies of Permits and certificates of occupancy and books and records relating to the Property.

7. Deposits By Buyer. Prior to the Close of Escrow, Buyer shall deposit or cause to be deposited with Escrow Holder the following:

(a) Purchase Price. The balance of the Purchase Price (as adjusted by the Deposit and prorations provided for herein), in cash or immediately available funds.

(b) Assignment and Assumption of Leases. Two (2) original counterparts of the Assignment and Assumption of Leases duly executed and acknowledged by Buyer.

(c) Assignment of Service Contracts. Two (2) original counterparts of the Assignment of Service Contracts duly executed and acknowledged by Buyer.

(d) Assignment of Warranties. Two (2) original counterparts of the Assignment of Warranties.

(e) Other Documents. Any and all assignments and all other instruments and documents, duly executed and acknowledged, as may be reasonably necessary or desirable in order to complete the transaction herein provided and to carry out the intent and purposes of this Agreement.

8. Costs and Expenses. Buyer and Seller shall each pay one-half (½) of all escrow fees in connection with the purchase and sale of the Property. Seller shall pay all recording costs, and all City, County and State mortgage, transfer and/or recording taxes payable in connection with the purchase and sale of the Property. Seller shall pay the cost of a standard ALTA title policy. Buyer shall pay all premiums for the Title Policy that Seller is not required to pay, including additional premiums for an ALTA extended coverage policy and costs of additional endorsements and the Survey. The parties shall pay all other closing costs related to the transaction in the manner consistent with customary practice for the sale of apartment projects in the County. Escrow Holder shall notify Buyer and Seller in writing of their respective shares of such costs at least five (5) business days prior to the Close of Escrow.

9. Escrow Holder Actions. Upon the Closing of Escrow, when Escrow Holder holds the items required to be deposited by Seller and Buyer as described above, Escrow Holder has received all lien releases and other items required of lenders and third parties, and Title Company is prepared to issue and deliver to Buyer the Title Policy, Escrow Holder is instructed and authorized to (i) record the Deed in the Office of the County Recorder of the County; (ii) pay any transfer taxes; (iii) instruct the County Recorder to return the Deed to Buyer; (iv) disburse to Seller from the funds deposited into Escrow by Buyer (including the Deposit) the Purchase Price less Seller's escrow and cash charges; (v) disburse from funds deposited by Buyer amounts toward payment of all other items chargeable to the account of Buyer hereunder, and disburse the balance of such funds, if any, to Buyer; (vi) deliver to Buyer one original of the items described in Section 6(b) through (k), inclusive, together with a conformed copy of the Deed showing the applicable recording information thereon; and (vii) deliver to Seller one original of the items described in Section 7(b) through (e), inclusive.

10. Prorations.

(a) Real and Personal Property Taxes. All non-delinquent real estate taxes and assessments on the Premises and personal property taxes on the Personal Property for the year in which the Close of Escrow occurs shall be prorated as of 12:01 a.m. on the Close of Escrow. Seller shall be responsible for all real estate and personal property taxes and assessments accrued for the period ending on the day immediately preceding the Close of Escrow and Buyer shall be responsible for all such taxes and assessments from and after the Close of Escrow. If the tax or assessments bills for the year of Close of Escrow have not been issued prior to Close of Escrow, then the apportionment of such amounts shall be tentatively made on the basis of the best available information on the current assessment and tax rate and shall be finally adjusted (and any necessary payments shall be made) at such time as such bill shall be issued. All delinquent taxes and all delinquent assessments, interest and penalties, if any, on the Premises and Personal Property shall be paid at the Close of Escrow from funds accruing to Seller. Notwithstanding the foregoing, all supplemental taxes billed after the Close of Escrow for periods prior to the Close of Escrow shall be paid promptly by Seller to Buyer in immediately available funds.

(b) Service Contracts; Expenses.

(i) Amounts payable under any of the Service Contracts assigned to Buyer pursuant to terms of this Agreement shall be prorated as of the Close of Escrow. Seller shall be responsible for all costs of the Assumed Service Contracts ending on the day

immediately preceding the Close of Escrow, and Buyer shall be responsible for all such costs of the Service Contracts from and after the Close of Escrow; Seller shall be responsible for all expenses (including, without limitation, any early termination fees) payable under Service Contracts not assumed by Buyer, whether such expenses arise prior to, on or after the Close of Escrow.

(ii) All remaining bills, assessments, impact fees and expenses of every nature relating to the Property, including those for labor, materials, utilities, services, and capital improvements incurred by Seller for the period ending on the day immediately preceding the Close of Escrow shall be paid by Seller. All expenses or costs arising or incurred on or after the Close of Escrow for the Property shall be paid by Buyer.

(c) Rental Payments; and Other Income.

(i) All rents, operating expense charges, security charges, tax and insurance escalation charges, and all other fees and charges due under any Leases (collectively, "**Rents**") and all other items of income with respect to the Property, whether or not any of the foregoing are due, have been billed, or have been collected as of the Close of Escrow, shall be allocated between Buyer and Seller as of the Close of Escrow, with Seller receiving credit for all periods of time prior thereto and Buyer receiving credit for the Close of Escrow and all time thereafter.

(ii) All Rents and other items of income actually collected as of the Close of Escrow shall be prorated on the closing statements prepared by Escrow Holder.

(iii) If any of said Rents or other items of income have not been collected at the time of Close of Escrow, then Buyer and Seller hereby agree that such amounts shall be applied upon their receipt in the following order of priority: (1) rents, charges, fees and income for the month of Close of Escrow, (2) rents, charges, fees and income for the then current month, (3) past-due rents, charges, fees and income owed to Buyer, and (4) past-due rents, charges, fees and income owed to Seller. Buyer and Seller agree to promptly pay any and all amounts collected hereunder to the party to whom such amounts are owed in accordance with the provisions hereof. For purposes of allocation pursuant to this subparagraph, all Rents shall be apportioned on a daily basis, using the number of days in the month of the Closing Date. Seller shall advise Buyer at Closing if there are any changes between the date of the most recent Rent Roll and the Closing Date. Such updated Rent Roll shall be used by Seller and Purchaser to calculate the rent prorations.

(iv) With respect to Rents and other incomes that are not due or have not been billed as of the Close of Escrow and for which the billing period therefor includes dates both prior to and after the Close of Escrow, Buyer agrees to make good faith efforts (similar to efforts made to collect Rents due to Buyer) to collect the same as and when due, but Buyer shall not be required to take legal action. Buyer will remit Seller's prorated share thereof to Seller as and when collected. Seller's pro-rata share of such rents, charges, fees or incomes shall be determined on the basis of the number of days in the billing interval for which the same is due occurring prior to the Close of Escrow.

(d) Security Deposits. All Tenant Deposits paid by tenants under the Leases and prepaid rents paid by such tenants that are to be applied to the last month's rent under the Leases, together with any interest thereon, shall be assigned and transferred to Buyer at Close of Escrow. Buyer shall assume all obligations of Seller with respect to any such Tenant Deposits and prepaid rents actually transferred to Buyer at Close of Escrow.

(e) Start-up/Inducement Fees. Any prepaid fees delivered by vendors under any Service Contract that are assumed pursuant to the Assumption of Service Contracts within twenty-four (24) months of the Close of Escrow shall be prorated based on the term of the Service Contract (e.g. inducement fee for a cable contract or laundry lease).

(f) Errors and Omissions. If any errors or omissions are made regarding adjustments and prorations as set forth herein, the parties shall make the appropriate corrections promptly upon discovery thereof after the Close of Escrow and outside of the Escrow. If any estimates are made at the Close of Escrow regarding adjustments or prorations, the party shall make the appropriate correction promptly when accurate information becomes available. Any corrected adjustment or proration shall be paid in cash to the party entitled thereto.

(g) Survival. All of the provisions of Section 10 shall survive the Close of Escrow and the execution and delivery of the Deed.

11. Seller's Representations and Warranties. In consideration of Buyer entering into this Agreement and as an inducement to Buyer to purchase the Property from Seller, Seller makes the following representations and warranties, each of which is being relied upon by Buyer (the continued truth and accuracy of which constitutes a condition precedent to Buyer's obligations hereunder) and which shall not merge with the Deed and shall survive the Close of Escrow for a period of one hundred eighty (180) days following the Close of Escrow (the "**Survival Period**").

(a) Seller owns marketable title to the Property, which at Close of Escrow shall be subject only to the Permitted Exceptions and those liens or encumbrances which Seller will pay off and release at Close of Escrow.

(b) Seller is duly organized, validly existing, and qualified to conduct its business and has the legal power, right and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The individual executing this Agreement on behalf of Seller will have the legal power, right, and actual authority to bind Seller to the terms and conditions of this Agreement.

(c) The execution, delivery and performance by Seller of this Agreement is within the authority of Seller, has been authorized by all necessary proceedings of Seller and do not and will not contravene any provision of law, trust agreement, partnership agreement, any other organizational papers or any amendments thereof or any written agreement or contract in any material respect to which Seller is a party.

(d) There are no judgments outstanding against Seller or petitions, suits, claims, causes of actions or moratoria or any other proceedings pending or threatened against Seller before any court or other governmental, administrative, regulatory, adjudicatory, or

arbitrational body of any kind, which if decided adversely to the Seller would adversely affect Seller's ability to perform the obligations of the Agreement.

(e) Upon execution and delivery of the Agreement by Seller, this Agreement will be a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller has or will obtain prior to the Close of Escrow consent of any third party to necessary execute and deliver this Agreement or perform its obligations hereunder.

(f) Except as set forth on Schedule 11(a), there is no pending, or to Seller's knowledge threatened, litigation, condemnation, investigation or other legal proceeding affecting the Property or any portion thereof or Seller in any materially adverse respect, and there are no actions, suits, proceedings, orders, administrative proceedings or investigations pending, or to Seller's knowledge threatened, against or affecting the Property or any portion thereof, or Seller in any materially adverse respect, which would affect Buyer or the Property after the Close of Escrow.

(g) Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller's creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller's assets, (iv) suffered attachment or other judicial seizure of all, or substantially all, of Seller's assets, or (v) admitted in writing Seller's inability to pay Seller's debts as they become due.

(h) To Seller's knowledge, Seller has performed all of its obligations under the Leases in all material respects and all of the Leases are valid and in full force and effect in accordance with their respective terms. All occupied units on the Premises are subject to written leases, except as otherwise noted on the Rent Roll (as defined herein). Seller is the landlord under each of the Leases and has the full power and authority to assign same without obtaining the consent of any third party (except for lender consents to be obtained prior to the Close of Escrow) including, without limitation, the tenant thereunder. None of the Leases grants any rights to purchase any part of the Premises and there are no unpaid brokerage commissions due by Seller in connection with any Lease. Except as shown on the Rent Roll there are no rent concessions under the Leases and none of the Leases contain options to renew. To Seller's knowledge, no material default exists or remains unremedied on the part of (i) Seller as landlord, (ii) any tenant, except as disclosed on the Rent Roll; and all deposits (including Tenant Deposits) set forth in the Leases have been collected by the Seller subject to the Seller's rights in the event of a tenant default to use such deposits pursuant to the terms of the Leases and are being held in accordance with Oklahoma law.

(i) Attached hereto as Exhibit M is a current rent roll (the "**Rent Roll**") for the Property, which Rent Roll specifies each of the apartment units; the name and number of occupants within each such unit; the rental rate; the amount of any Tenant Deposits, held under each Lease; the expiration date of each Lease; the unit type leased to each tenant; any lease discounts, rebates, rental concessions, or other items payable in connection with each such Lease; the term of each Lease; and the current rental receipt information. As set forth in Section 6(k), above, Seller shall update, certify as true and correct and deliver a current Rent Roll at the Close of Escrow, which shall in any event be as current as feasible, but shall be dated not earlier than

five (5) days prior to the Close of Escrow. The Rent Roll attached hereto is at the time of delivery true and correct in all material respects. The executed current Leases, true and correct copies of which have been delivered by Seller to Buyer or have been made available to Buyer for Buyer's copying at its expense, are and shall be true and correct copies, and, except as reflected in the Leases or set forth on the Rent Roll, no tenants are or shall be entitled to any rebates, allowances, rent concessions or free rent for any period subsequent to the Closing Date. Buyer acknowledges that by its nature, the Rent Roll changes over time. Seller is obligated to periodically update the Rent Roll upon Buyer's request and provide a copy to Buyer.

(j) Exhibit E includes a list of all current warranties held by Seller and relating to the Property

(k) Each of the Service Contracts is valid and in full force and effect and to the knowledge of Seller, no material default exists under the Service Contracts. .

(l) To the knowledge of Seller, the Premises does not contain any Hazardous Materials or substances in quantities or concentrations that require removal or remediation in accordance with applicable law. "**Hazardous Material**" means any hazardous or toxic waste, substance or material, pollutant or contaminant, or words of similar import, as the same may be defined from time to time in the Comprehensive Environmental Response Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et. seq.), as amended, or the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et. seq.), as amended, or any other applicable Federal, State or local law ordinance, rule or regulation relating to the environment, pollutants, contamination or similar matters. To Seller's knowledge: (a) the Premises has been operated by Seller in material compliance with all applicable Federal, State and local laws and regulations ("**Environmental Laws**") governing Hazardous Materials; (b) Seller has not received any written notice or citation for noncompliance with respect to any Environmental Laws relating to the Premises; and (c) there are no underground storage tanks under the Premises.

(m) Seller has received no written notice from a governmental authority of any new special assessments for public improvements against the Premises not currently in effect . If Seller receives notice of any such new special assessment during the term of this Agreement, Seller will promptly notify Buyer of same.

(n) Seller has paid all taxes and assessments which have been levied against the Property by any governmental authority, except for taxes and assessments, both general and special, not yet due and payable and except for any such taxes and assessments being contested in good faith.

(o) Seller is not a "foreign person" within the meaning of Section 1445(f) of the Internal Revenue Code and Seller is not (i) listed on the Specially Designated Nationals and Blocked Persons List (the "**SDN List**") maintained by the Office of Foreign Assets Control ("**OFAC**"), Department of the Treasury, and/or on any other similar list ("**Other Lists**" and, collectively with the SDN List, the "**Lists**") maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation (collectively, "**OFAC Laws and Regulations**"); or (ii) a person (a "**Designated Person**") either (A) included within the term

"designated national" as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar Executive Orders (collectively, the "**Executive Orders**"). Seller is not (X) a person or entity with which Buyer is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law or (Y) a person or entity that commits, threatens or conspires to commit or supports "terrorism" as defined in the Executive Orders or (Z) affiliated or associated with a person or entity listed in the preceding clause (X) or clause (Y). Neither Seller nor to Seller's knowledge, any agents of Seller acting in any capacity in connection with the transactions contemplated herein (I) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Orders or (II) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. As used herein, "**Anti-Terrorism Law**" means the OFAC Laws and Regulations, the Executive Orders and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as amended.

(p) Seller has not received any written notice from any insurance company, governmental agency or other person of any defects or inadequacies in the Property which remain uncured and materially and adversely affect the current insurability or usability of the Property .

(q) Certificates of occupancy have been issued for the Improvements, and Seller has not been notified in writing by any governmental authority that it lacks one or more licenses, approvals or permits necessary for the operation of the Improvements as a student housing residential apartment complex.

(r) Seller has not granted to any person or entity any option or other right to purchase to the Property and no person or entity has any option or right to purchase the Property except to Buyer under this Agreement in accordance with the terms hereof.

(s) Seller has not commenced any construction or construction defect litigation matters against any contractor, engineer or architect with respect to the Property except for any such litigation matters previously settled.

In no event shall the aggregate liability of Seller to Buyer (exclusive of attorneys' fees and costs) by reason of a breach or default of one or more of Seller's representations and warranties exceed $750,000 (the "**Cap**").

As used in this Agreement, the phrase "to Seller's knowledge", "Seller's knowledge", "knowledge of Seller" or words of like effect (i) will refer only to those matters within the actual personal knowledge (as opposed to constructive, deemed or imputed knowledge) of Jody O'Donnell, a representative of Seller and the Seller representative with the most knowledge about the Property and its operations, without such individual having a duty to undertake and without undertaking any independent verification of, or making any inquiry with respect to, the facts relating to such matters and (ii) will not refer to the knowledge of Seller generally (whether or not constructive,

deemed or imputed) or to the knowledge of any other individual, partner, employee, affiliate or representative of Seller. In no event will such individual have any personal liability or obligation under this Agreement, such individual is only acting as a representative of Seller.

BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING, SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PROPERTY "AS IS, WHERE IS, WITH ALL FAULTS," EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY MADE UNDER SECTION 11) AND ANY DOCUMENT EXECUTED BY SELLER AND DELIVERED TO BUYER AT CLOSING.

12. Buyer's Representations and Warranties. In consideration of Seller entering into this Agreement and as an inducement to Seller to sell the Property to Buyer, Buyer makes the following representations and warranties, each of which is being relied upon by Seller (the continued truth and accuracy of which constitutes a condition precedent to Seller's obligations hereunder) and which shall not merge with the Deed and shall survive the Close of Escrow for the Survival Period.

(a) Buyer's Authority. Buyer has the legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement and no other action by Buyer is requisite to the valid and binding execution, delivery and performance of this Agreement.

(b) Enforceability. This Agreement and all documents required hereby to be executed by Buyer are and shall be valid, legally binding obligations of and enforceable against Buyer in accordance with their terms.

Buyer is not a "foreign person" within the meaning of Section 1445(f) of the Internal Revenue Code and Buyer is not (i) listed on the Specially Designated Nationals and Blocked Persons List (the "**SDN List**") maintained by the Office of Foreign Assets Control ("**OFAC**"), Department of the Treasury, and/or on any other similar list ("**Other Lists**" and, collectively with the SDN List, the "**Lists**") maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation (collectively, "**OFAC Laws and Regulations**"); or (ii) a person (a "**Designated Person**") either (A) included within the term "designated national" as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar Executive Orders (collectively, the "**Executive Orders**"). Buyer is not (X) a person or entity with which Buyer is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law or (Y) a person or entity that commits, threatens or conspires to commit or supports "terrorism" as defined in the Executive Orders or (Z) affiliated or associated with a person or entity listed in the preceding clause (X) or clause (Y). Neither Buyer nor any agents of Buyer acting in any capacity in connection with the transactions contemplated herein (I) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Orders or (II) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the

prohibitions set forth in any Anti-Terrorism Law. As used herein, "**Anti-Terrorism Law**" means the OFAC Laws and Regulations, the Executive Orders and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as amended

(c) Conflicting Documents. Neither the execution and delivery of this Agreement and the documents and instruments referenced herein, nor the occurrence of the obligations set forth herein, nor the consummation of the transaction contemplated herein, nor compliance with the terms of this Agreement and the documents and instruments referenced herein conflict with or result in the material breach of any terms, conditions or provisions of, or constitute a default under, any bond, note, or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan, partnership agreement, lease or other agreement or instrument to which Buyer is a party.

13. Seller's Undertakings Pending Close of Escrow.

(a) Operation of Property. Seller covenants with Buyer that, so long as this Agreement remains in effect:

(i) Seller shall operate and manage the Property in a normal businesslike manner and consistent with its current practices, will perform in all material respects when due all of its obligations with respect to the Property, including without limitation its obligations under the Leases, the Service Contracts, and any mortgages affecting the Property, and will use commercially reasonable efforts to enter into such new Leases, Lease extensions and renewals as described below.

(ii) Seller will not enter into any new lease, license or occupancy agreement or amend, modify or terminate any existing Lease with respect to all or any portion of the Property, other than in the ordinary course of Seller's business on Seller's standard lease forms, without Buyer's written approval. Any new Leases entered into after the Effective Date shall be deemed to be "Leases" for purposes of this Agreement. All new Leases and renewals of existing Leases shall comply with the Leasing Guidelines and meet Seller's usual credit standards.

(iii) Seller agrees not to enter into any new Service Contracts that are not either terminable upon 30 days' notice or terminable at the Closing, without Buyer's prior written consent.

(iv) Seller will keep the Property fully insured against all usual risks and will maintain in effect all insurance policies now maintained on the Property, up to and including the Close of Escrow.

(v) Seller will advise Buyer promptly following its receipt of written notice of any pending or threatened litigation, arbitration or administrative proceeding before any court or governmental agency concerning or affecting the Property.

(vi) Seller will not take any affirmative action to materially and adversely affect title to any of the Property (or Seller's ability to convey the same); provided, that Seller is expressly authorized to take any and all actions deemed necessary or advisable by Seller

to remove exceptions to title objected to by Buyer and to otherwise comply with its obligations under this Agreement.

(vii) Except for the Leases, and with respect to the 2022-2023 academic year, the Short Term Leases and the Long Term Leases, Seller will not sell, assign, convey or agree to sell, assign or convey, any right, title or interest whatsoever in or to all or any portion of the Property except to Buyer in accordance with the terms and conditions of this Agreement. Seller will not create or permit to exist any lien, encumbrance or charge thereon not otherwise permitted hereunder except for Permitted Exceptions and except for liens to be removed and paid by Seller at Close of Escrow.

(viii) Seller shall not remove any of the Personal Property unless it is replaced with a comparable item of equal quality and quantity as existed as of the time of removal.

(b) Termination of Management and Service Contracts. Seller, at its sole cost and expense, agrees to promptly terminate by written notice to the other parties thereto, effective as of Close of Escrow, all property managements contracts affecting the property any of the Service Contracts that Buyer, pursuant to written notice to Seller delivered on or before the expiration of the Contingency Period, requests Seller to terminate, provided that Seller shall not be obligated to deliver any notices of termination of any of the Service Contracts until after the expiration of the Contingency Period. Seller shall assign to Buyer at Close of Escrow all of the Service Contracts other than the Service Contracts which Seller is obligated to terminate pursuant to this Section.

14. Remedies.

(a) Buyer's Default. **BUYER RECOGNIZES THAT THE PROPERTY WILL BE REMOVED BY THE SELLER FROM THE MARKET DURING THE EXISTENCE OF THIS AGREEMENT, AND THAT IF THIS TRANSACTION CONCERNING THE PROPERTY IS NOT CONSUMMATED BECAUSE OF BUYER'S DEFAULT, IT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICAL TO ASCERTAIN THE EXTENT OF THE DETRIMENT TO SELLER. THE PARTIES HAVE DETERMINED AND AGREED THAT THE ACTUAL AMOUNT OF DAMAGES THAT WOULD BE SUFFERED BY SELLER AS A RESULT OF ANY SUCH DEFAULT IS DIFFICULT OR IMPRACTICABLE TO DETERMINE AS OF THE DATE OF THIS AGREEMENT AND THAT THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE AMOUNT OF SUCH DAMAGES. FOR THESE REASONS, THE PARTIES AGREE THAT IF THE PURCHASE AND SALE IS NOT CONSUMMATED BECAUSE OF BUYER'S DEFAULT, THE DEPOSIT SHALL BE FORFEITED TO SELLER AS LIQUIDATED DAMAGES AS SELLER'S EXCLUSIVE REMEDY. IN FURTHERANCE OF THE FOREGOING, SELLER WAIVES ALL RIGHTS TO OBTAIN BUYER'S SPECIFIC PERFORMANCE.**

Seller ______ Buyer ______

(b) Seller's Default. If the sale is not completed as herein provided by reason of a default of Seller, Seller shall have five (5) days to cure such default, and if such default remains uncured by Seller at the end of such five (5) day period, Buyer shall be entitled, as its sole and exclusive remedy, to either (i) terminate this Agreement by delivering notice to Seller and obtain the return of the Deposit and reimbursement to Buyer of Buyer's actual costs and expenses incurred in its due diligence and related activities in connection with the proposed purchase of the Property, up to a maximum reimbursement of $25,000, as reasonably substantiated by Buyer with copies of bills, invoices, statements and the like, or (ii) treat this Agreement as being in full force and effect, and pursue only the specific performance of this Agreement by delivering written notice to Seller within thirty (30) days after the scheduled Closing Date which describes such default and states Buyer's election to enforce specific performance and actually filing suit within sixty (60) days thereafter, provided if such limitation on the time period to file suit is prohibited or limited by law, the time period shall be extended to the date that is five (5) days following the end of the minimum limitation period allowed by law, and provided that no such action in specific performance shall seek to require Seller to do any of the following: (i) change the condition of the Property or restore the same after any fire or other casualty; (ii) expend money or post a bond to remove a title encumbrance or defect or correct any matter shown on a survey of the Property (except for liens shown on Schedule C of the Title Commitment to be paid by Seller out of the Purchase Price); or (iii) secure any permit, approval, or consent with respect to the Property or Seller's conveyance of the Property other than Seller's internal organizational approvals. Notwithstanding the foregoing, if the remedy of specific performance is unavailable to Buyer due to the conveyance by Seller of the Property to a third party in violation of this Agreement while this Agreement is effective, then Buyer may pursue any remedies, at law or in equity, which may be available to it on account of Seller's breach. Buyer waives any right to pursue any other remedy at law or equity for such default of Seller, including, without limitation, any right to seek, claim or obtain damages, punitive damages or consequential damages, and this provision shall survive the Closing or any termination of this Agreement.

(c) Neither Party in Default. In the event that the sale is not completed for any reason other than Seller's or Buyer's material default of its respective obligations hereunder, or if this Agreement is terminated without material default by either party as otherwise set forth herein, then the Deposit shall be returned to Buyer, Escrow Holder shall return to the depositor all materials previously delivered to Escrow Holder, the Escrow shall be automatically terminated and of no force and effect, Buyer and Seller shall each pay one-half of any Escrow termination fees, and except as otherwise expressly provided herein the parties will have no further obligation to one another.

(d) Financial Support for Post-Closing Claims. At the Close of Escrow, Seller shall retain as security for Seller's contingent obligations and liabilities with respect to actual or potential claims made following the Close of Escrow (each, a "**Post-Closing Claim**") a portion of the Purchase Price in an amount equal to the Cap ("**Holdback Funds**") until the earlier to occur of (i) the expiration of the Survival Period, provided, however, that Seller shall continue to retain the Holdback Funds (or such lesser portion of the Holdback Funds not in controversy) if, prior to the expiration of the Survival Period, Seller receives a Buyer Holdback Notice, and (ii) the date, if any, upon which all of the remaining Holdback Funds shall have been disbursed in accordance with this Section 14(d). If Seller receives a written notice from Buyer alleging a Post-Closing Claim prior to the expiration of the Survival Period (a "**Buyer Holdback Notice**"), Seller shall

retain the Holdback Funds until the Post-Closing Claim is resolved as evidenced by the mutually written agreement of the parties (the "**Resolution**"). Any Buyer Holdback Notice shall specify in reasonable detail the nature of the Post-Closing Claim and an estimate of the amount in controversy, to the extent known to Purchaser. Upon the occurrence of the Resolution of any such Post-Closing Claims, the Holdback Funds shall be paid by Seller to Buyer in the amount and to the extent Buyer is entitled to such funds pursuant to the terms of such Resolution; and so long as such Resolution occurs following the expiration of the Survival Period and there are no other pending Post-Closing Claims, any remaining Holdback Funds then held by Seller shall be released and may be distributed by Seller. If Seller has not received a Buyer Holdback Notice prior to the expiration of the Survival Period, the Holdback Funds shall be released and may be distributed by Seller without further instruction from either party. The provisions of this Section 14(d) shall survive the Closing.

15. Damage or Condemnation Prior To Close of Escrow. Seller shall promptly notify Buyer in writing of any material casualty to the Property or any condemnation proceeding to the knowledge of Seller considered or commenced prior to the Close of Escrow. In the event of such casualty or condemnation Buyer, in its sole and absolute discretion, may elect either to (i) terminate this Agreement, in which event the Deposit, including all accrued interest, shall be returned to Buyer and neither party shall have any further rights or obligations hereunder, or (ii) continue the Agreement in effect, in which event upon the Close of Escrow, Buyer shall be entitled to any compensation, award, or other payments or relief resulting from such casualty or condemnation proceedings including credit against the Purchase Price for any deductible under any insurance policy. If Buyer elects to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such award without Buyer's prior written consent.

16. Notices. All notices, demands, consents, approvals, requests or other communications which any of the parties to this Agreement may desire or be required to give hereunder shall be in writing and shall be given by (a) personal delivery, (b) e-mail, (c) facsimile transmission or (d) a nationally recognized overnight courier service, fees prepaid, addressed as follows:

If to Buyer , to:

Versity Invest, LLC
20 Enterprise, Suite 400
Aliso Viejo, California 92656
Attention: Frank Muhlon
Telephone: 949-540-9251
Email: frankm@versityinvest.com

with a copy to:

Mosley LLP
5900 South Lake Forest Dr., Suite 300
McKinney, Texas 75070
Attention: Paul Mosley
Telephone: 949-375-2835
Email: pmosley@mosleyllp.com

If to Seller, to:	Stillwater Student Housing Owner LLC 1437 Hasley Way Carrollton, Texas 75007 Attention: Jody O'Donnell Telephone (214) 876-3777 Email: jody@odo-inv.com
with a copy to:	Hallett & Perrin, P.C. 1445 Ross, Suite 2400 Dallas, Texas 75202 Attention: Melissa Youngblood Telephone: 214-922-4105 Email: myoungblood@hallettperrin.com
If to Escrow Holder:	Ticor Title Company 1500 Quail Street, 3rd Floor Newport Beach, California 92660 Attention: Dawn Niehaus Telephone: 714-289-3349 Email: dawn.niehaus@ticortitle.com

Any party may designate another addressee (and/or change its address) for notices hereunder by a notice given pursuant to this Section. A notice sent in compliance with the provisions of this Section shall be deemed given on the date of receipt (or attempted delivery if delivery is refused), except that any notice sent via email or facsimile shall be deemed given on the date sent (as evidenced by the sender's "sent mail" mailbox and absence of a delivery failure message in the sender's "inbox", if sent via email, or a transmission report generated by the sender's facsimile machine, if sent via fax) if sent or transmitted prior to 5:00 p.m. (Pacific Time) on a business day and, otherwise, on the next succeeding business day.

17. Brokers. The parties acknowledge that the sale of the Property is subject to Seller's payment of a brokerage equal to six tenths of a percent (0.60%) of the Purchase Price. Said commission shall be payable in full upon successful Close of Escrow to Walker & Dunlop. Escrow holder is hereby instructed to make such payments from Seller on the closing date out of the sale proceeds. Except as expressly set forth above, Seller and Buyer each represent to the other that, to the best of their knowledge, no brokerage commission, finder's fee or other compensation of any kind is due or owing to any person or entity in connection with the transactions covered by this Agreement. Each party agrees to and does hereby indemnify and hold the other harmless from and against any and all costs, liabilities, losses, damages, claims, causes of action or proceedings which may result from any broker, agent or finder, licensees or otherwise, claiming through, under or by reason of the conduct of the indemnifying party in connection with this transaction.

18. Assignment. Buyer shall not be entitled to assign its rights under this Agreement at any time during the term hereof without Seller's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that the following assignments or transfers of this Agreement and Buyer's rights hereunder shall be permitted without necessity of any approval or consent of Seller: (i) to any member, principal, officer, director, or

partner of Buyer, singly or in any combination or to any trust established by any of the foregoing for tax or estate planning purposes, (ii) to any corporation, general or limited partnership, limited liability company, limited liability partnership, trust, or other entity owned or controlled by Buyer or any one or more of the individuals described in clause (i) above, or (iii) to any entity or individual for purposes of any tax-deferred exchange pursuant to this Agreement. Subject to the foregoing, this Agreement shall be binding upon the parties and their respective heirs, representatives and assigns. Upon Buyer's assignment of this Agreement, the originally named Buyer shall be released from any further liability or obligations under this Agreement.

19. Exchange. The parties to this Agreement acknowledge that either party may desire to structure the sale or the purchase of the Property as an exchange for like kind property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, in order to defer recognition of income on the disposition of the Property and/or other properties (an **"Exchange"**). The parties agree to reasonably cooperate with each other to accomplish such exchange(s) and each party hereby agrees that any and all costs associated with said exchange shall be borne solely by the exchanging party and shall in no way be attributable to the non-exchanging party. In no event shall the non-exchanging party be required to take title to the exchanged property(ies) to effectuate the tax deferred exchange contemplated by this Section. All deeding of the Property to Buyer at Close of Escrow must be by direct deed from Seller. Seller's assignments for exchange purposes will be permitted but only involving qualified intermediaries, as defined under IRC Section 1031.

20. Miscellaneous.

(a) Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

(b) Waivers. No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act except those of the waiving party, which shall be extended by a period of time equal to the period of the delay.

(c) Survival. All of the Buyer's and Seller's warranties, indemnities, representations, covenants, obligations, undertakings and agreements contained in this Agreement shall survive the Close of Escrow, and the execution and delivery of this Agreement and of any and all documents or instruments delivered in connection herewith for a period of twelve (12) months from and after the Closing Date, and no claim may be made for a breach thereof unless prior to the expiration of such one (1) year period; and no warranty, indemnity, covenant, obligation, undertaking or agreement herein shall be deemed to merge with the Deed for the Property.

(d) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the grantees, transferees, successors and permitted assigns of the parties hereto.

(e) Attorneys' Fees. If either party commences an action against the other to interpret or enforce any of the terms of this Agreement or because of the breach by the other party of any of the terms hereof, the losing party shall pay to the prevailing party reasonable attorneys' fees, costs and expenses and court costs and other costs of action incurred in connection with the prosecution or defense of such action, whether or not the action is prosecuted to a final judgment. For the purpose of this Agreement, the terms "**attorneys' fees**" or "**attorneys' fees and costs**" shall mean the fees and expenses of counsel to the parties hereto, which may include printing, photostating, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals, librarians and others not admitted to the bar but performing services under the supervision of an attorney. The terms "attorneys' fees" or "attorneys' fees and costs" shall also include, without limitation, all such fees and expenses incurred with respect to appeals, arbitrations and bankruptcy proceedings, and whether or not any action or proceeding is brought with respect to the matter for which said fees and expenses were incurred.

(f) Entire Agreement. This Agreement (including all Exhibits attached hereto), is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented, superseded, canceled or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.

(g) Time of Essence. Seller and Buyer hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof.

(h) Relationship of Parties. Nothing contained in this Agreement shall be deemed or construed by the parties to create the relationship of principal and agent, a partnership, joint venture or any other association between Buyer and Seller.

(i) Construction/Exhibits. Headings at the beginning of each paragraph and subparagraph are solely for the convenience of the parties and are not a part of the Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. Unless otherwise indicated, all references to paragraphs, Sections, subparagraphs and subsections are to this Agreement. All exhibits referred to in this Agreement are attached and incorporated herein by this reference.

(j) Governing Law. The parties hereto acknowledge that this Agreement has been negotiated and entered into in the State of Oklahoma. The parties hereto

expressly agree that this Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of Oklahoma.

(k) Days of Week. A "business day," as used herein, shall mean any day other than a Saturday, Sunday or holiday. If any date for performance herein falls on a day other than a business day, the time for such performance shall be extended to 5:00 p.m. on the next business day.

(l) Possession of Property. Subject to the rights of tenants under the Leases and to the Permitted Exceptions, Buyer shall be entitled to the exclusive possession of the Property immediately following the Close of Escrow.

(m) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

(n) Facsimile and Email Signatures. To expedite the transaction contemplated herein, telecopied signatures and signatures transmitted by email may be used in place of original signatures on this Agreement. Seller and Buyer intend to be bound by the signatures on the telecopied document and signatures transmitted by email, are aware that the other party will rely on the telecopied or emailed signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the use of a facsimile signature or a signature transmitted by email.

(o) Further Assurances. Buyer and Seller each agree to execute such other documents and perform such other acts as may be reasonably necessary or desirable to effectuate the transaction contemplated herein.

(p) Confidentiality. Except as specifically provided in this Section, neither Buyer nor Seller shall disclose any of the terms or provisions of this Agreement prior to the Close of Escrow to any person or entity not a party to this Agreement (other than attorneys, accountants and consultants of the parties hereto who agree to be bound by the terms of this provision), nor shall either party issue any press releases or make any public statements relating to this Agreement or Buyer's intended use of the Property, except as the other party may approve, if at all. In the event of a claimed breach or threatened breach by either party of this Section, the party claiming the breach shall be entitled to an injunction restraining the other party or its agents or representatives from disclosure, in whole or in part, such confidential information.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

BUYER:

VERSITY INVEST, LLC,
a Delaware limited liability company

By: BWettengel

Name: Blake Wettengel

Title: CEO

Date: 4/8/22

SELLER:

STILLWATER STUDENT HOUSING OWNER LLC,
a Delaware limited liability company

By: [signature]

Name: Jody O'Donnell

Title: President

Date: 4/8/22

LIST OF EXHIBITS

RECEIPT BY ESCROW HOLDER

Ticor Title Company hereby acknowledges that it has received a fully executed counterpart of the foregoing Agreement of Purchase and Sale of Real Property and Initial Escrow Instructions by and between Stillwater Student Housing Owner LLC, as seller, and Versity Invest, LLC, as buyer, with respect to that certain real property located in the City of Stillwater, County of Payne, State of Oklahoma commonly known as 713 W. 4th Street (the "**Agreement**"). Capitalized terms not otherwise defined in this acceptance shall have the meaning ascribed to them in the Agreement. The undersigned agrees to act as Escrow Holder under the Agreement and to be bound by and perform the terms thereof as such terms apply to Escrow Holder. Without limiting the generality of the foregoing, Escrow Holder specifically agrees that if Buyer does not deliver the Contingency Period Notice to Escrow Holder and Seller on or before the expiration of the Contingency Period, then Escrow Holder shall immediately return the Deposit to Buyer without the need for any further written instructions from either Buyer or Seller. The Effective Date of the Agreement shall be this 11 day of ~~March~~ April 2022.

Escrow Holder:

TICOR TITLE COMPANY

By: Dawn Niehaus

Name: Dawn Niehaus

Its: Escrow Officer

EXHIBIT A

Legal Description of Land

The land referred to in this Agreement is situated in the State of Oklahoma, County of Payne, City of Stillwater and is described as follows:

EXHIBIT B

Description of Personal Property

EXHIBIT C

List of Permits

EXHIBIT D

List of Service Contracts

EXHIBIT E

List of Warranties

Warranties

1. Roof Warranty No. 700343300 Issued by FireStone

EXHIBIT F

Documents and Materials

Real Estate

1. **Title & Survey:** A copy of Seller's existing owner's title insurance policy, current commitment, most current as-built surveys copies of any exception documents
2. **Prior Physical/Environmental Reports:** Most recent property condition reports, environmental reports, soil reports or environmental reports in seller's possession
3. **Permits:** Copies of all certificates of occupancy
4. **Utility Bills:** List of utility vendors with account number and phone number, and copies of all utility bills for the past two years
5. **Insurance Loss Report:** Insurance loss report for the past five years
6. **Incident Reports:** Last 12 months of incident reports
7. **Personal Property Inventory:** An inventory of the Tangible Owned Personal Property and the Tangible Leased Personal Property
8. **LEED Certification:** LEED documentation, if any
9. **Other Reports:** Any zoning, environmental, architectural, soils, and engineering reports related to the Property, together with all contracts, notices, compliance certificates and notices and related materials pertaining to the physical condition of the Property, including any past or present Hazardous Materials, to the extent in Seller's possession
10. **Inspection Reports:** Inspection reports including, but not limited to, fire systems and elevators
11. **Certificate of Occupancies**
12. **Licenses and Permits:** All state and/or local permits
13. **Key Policy:** Residential key control policies and spec for current key system

Leasing, Operating and Financial

1. **Rent Roll:** A current rent roll for the Property
2. **Concessions:** Detailed schedule of concessions/leasing incentives/discounted rent, including concessions realized on current leases, e.g. free month of rent in current year
3. **Leases & Agreements:** Copies of all Leases, contracts, tenancy agreements, guarantor agreements, parking agreements and any and all material correspondence related to any possessory interest, and the Seller's standard form lease, agreements and side agreements
4. **Financial Statements:** T12 financials for the past three fiscal years and YTD
5. **Budgets:** Operating budgets and capital budgets for the remainder of the current fiscal year and (to the extent available) the next following fiscal year
6. **Maintenance Records:** All available maintenance work orders and service records (including sprinkler test reports and pest inspection reports) for the past three years
7. **List of Capital Improvements:** A list of capital improvements performed on Property including costs over the past three years and Seller's capital improvements budget for the current year
8. **OM Procedures:** All existing OM procedures
9. **Real Estate Taxes:** Prior three years of real estate tax bills, separate personal property tax bills, all abatement documents, prior year's income and expense form and details surrounding any pending appeals that have occurred in the last three years
10. **Fee Schedule:** List of any up-front fees collected at lease signing or move-in not included in rent roll
11. **Occupancy and Traffic History:** Summary of the property's historical occupancy rates and monthly traffic reports including lead source (2 years)

12. **Premium Schedule:** Identify exactly which floorplans/bed spaces, have premiums and cost associated (i.e. view premium)
13. **Locator and Referral Fee:** A list of, if any, leases that utilized locators or referrals and the associated payment schedules

Marketing

1. **All high-resolution photos:**
2. **Logo files:**
3. **All print and digital marketing materials:** including but not limited to, brochures, promotional materials, videos, virtual tours)
4. **Floor plans:**
5. **Property Map/Site Plan:**
6. **Social Media:** All social media names, accounts, usernames, passwords, etc. regarding property social media accounts at the time of closing

Legal

1. **Contracts:** A list, together with true, correct and complete copies, of all Service Contracts
2. **Retail:** Retail/Commercial Leases - copies of any retail or commercial leases, addendums and side agreements, tenant discounts (including lease abstracts, if available) and NNN / CAM reconciliations
3. **Notices of Violations:** Any notices of actual or alleged material violations of applicable legal requirements (including building, zoning, health, fire etc., code violations that are material) received by Seller or Seller's property manager during Seller's period of ownership (whether or not the cited violation is outstanding), and corrective plans for any outstanding material violations
4. **Guaranties, Warranties and Intangible Property:** All contracts, agreements and other non-privileged documentation within the possession or control of Seller or the property manager pertaining to the Intangible Property, including all guaranties, warranties, design and construction contracts and plans and specifications for all operating systems and structural components for the Property, and all marketing, leasing and feasibility studies prepared for or obtained by Seller
5. **Non-standard Lease Agreements:** All master, block or corporate lease agreements
6. **Equipment and Capital Leases:** Copies of all equipment and capital leases
7. **Governmental Notices:** Copies of all notices sent by any Governmental Authority or agency or third party relating to the compliance or noncompliance of the Property with any applicable laws
8. **Ground Lease:** Complete copy of Ground Lease with any applicable amendments
9. **Parking Agreements:** If applicable
10. **Easements or Restrictive Covenants:** If applicable

EXHIBIT G

Deed

[To be inserted by local counsel]

EXHIBIT H

Assignment and Assumption of Leases

THIS ASSIGNMENT AND ASSUMPTION OF LEASES ("**Assignment**") is made this ____ day of __________ 2022, entered into by and between ______________________, a ______________________ ("**Assignor**"), and ______________________, a Delaware limited liability company ("**Assignee**").

RECITALS:

Assignor and Assignee entered into that certain Agreement of Purchase and Sale and Initial Escrow Instructions dated as of ____________, 2022 ("**Agreement**"), whereby Assignor has agreed to sell to Assignee, and Assignee has agreed to purchase from Assignor, certain Property commonly known as the "One on 4th Apartments" located in Stillwater, Oklahoma, all as more fully described in the Agreement. Capitalized terms defined in the Agreement shall have the same meaning in this Assignment.

The Agreement obligates Assignor to assign, to the extent assignable, to Assignee tenant leases and security deposits related to the Property.

By Deed dated as of the date hereof, to be recorded in the Official Records of Payne County, Oklahoma, with the delivery hereof, Assignor conveyed the Property, with all improvements thereon, to the Assignee.

AGREEMENT:

NOW, THEREFORE, in consideration of the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. Assignment of Leases. Assignor hereby sells, assigns, transfers and conveys unto Assignee, and its successors and assigns, all of Assignor's right, title and interest in and to the Leases on the schedule attached hereto and incorporated herein as Schedule 1. By execution hereof, Assignee hereby assumes and agrees that Assignee is bound by Assignor's obligations accruing on or after the date hereof under the Leases.

2. Assignment of Deposits. Assignor hereby sells, assigns, transfers and conveys unto Assignee, and its successors and assigns, all of Assignor's right, title and interest in and to the refundable security, cleaning and all other refundable deposits, including but not limited to those on the attached Schedule 2 ("**Deposits**"), together with all earned interest thereon to the date hereof which may be required by law or by the Leases to be accrued for the benefit of the tenants and the rights and obligations of Assignor thereunder. By execution hereof, Assignee hereby assumes and agrees that Assignee is bound by Assignor's obligations accruing on or after the date hereof with respect to the Deposits under the Leases, to the extent the Deposits have been transferred to Assignee or Assignee has received a credit for the Deposits against the Purchase Price.

3. Governing Law. This Assignment and all other instruments referred to herein shall be governed by, and shall be construed in accordance with, the laws of the State of Oklahoma.

4. Successors and Assigns. This Assignment and the terms and provisions hereof shall inure to the benefit of, and shall be binding upon, the respective successors and assigns of Assignor and Assignee.

5. Survival. The terms and conditions of this Assignment shall survive the Close of Escrow.

6. Counterparts. To facilitate execution, this Assignment may be executed in as many counterparts as may be required. It shall not be necessary that the signatures on behalf of all parties appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement.

7. Covenants of Further Assurances. Assignor and Assignee each agree to execute such other documents and perform such other acts as may be necessary or desirable to effectuate this Assignment.

[SIGNATURES TO FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment as of the dates set forth below.

ASSIGNEE:	ASSIGNOR:
______________________	______________________
______________________	______________________
By: ______________________	By: ______________________
Name: ______________________	Name: ______________________
Title: ______________________	Title: ______________________
Date: ______________________	Date: ______________________

SCHEDULE 1 TO ASSIGNMENT OF LEASES

Leases Affecting the Property

[LIST TO BE ATTACHED BY SELLER]

SCHEDULE 2 TO ASSIGNMENT OF LEASES

Deposits

[LIST TO BE ATTACHED BY SELLER]

EXHIBIT I

Assignment of Service Contracts

THIS ASSIGNMENT OF SERVICE CONTRACTS ("**Assignment**") is made this day of ____________ 2022, entered into by and between ______________________________, a ______________________________ ("**Assignor**"), and ______________________________, a Delaware limited liability company ("**Assignee**").

RECITALS:

Assignor and Assignee entered into that certain Agreement of Purchase and Sale and Initial Escrow Instructions dated as of ______________, 2022 ("**Agreement**"), whereby Assignor has agreed to sell to Assignee, and Assignee has agreed to purchase from Assignor, certain Property commonly known as the "One on 4th Apartments" located in Stillwater, Oklahoma, all as more fully described in the Agreement. Capitalized terms defined in the Agreement shall have the same meaning in this Assignment.

The Agreement obligates Assignor to assign, to the extent assignable, to Assignee certain Service Contracts related to the Property.

By Deed dated as of the date hereof, to be recorded in the Official Records of Payne County, Oklahoma, with the delivery hereof, Assignor conveyed the Property, to the Assignee.

AGREEMENT:

NOW, THEREFORE, in consideration of the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

8. Assignment of Service Contracts. Assignor hereby sells, assigns, transfers and conveys unto Assignee, and its successors and assigns, all of Assignor's right, title and interest in and to the Service Contracts on the schedule attached hereto and incorporated herein as Schedule 1. By execution hereof, Assignee hereby assumes and agrees to be bound by Assignor's obligations accruing on or after the date hereof under the Contracts.

9. Assumption of Contracts. By execution hereof, Assignee hereby assumes and agrees to be bound by Assignor's obligations accruing on or after the date hereof under the Service Contracts.

10. Governing Law. This Assignment and all other instruments referred to herein shall be governed by, and shall be construed in accordance with, the laws of the State of Oklahoma.

11. Successors and Assigns. This Assignment and the terms and provisions hereof shall inure to the benefit of, and shall be binding upon, the respective successors and assigns of Assignor and Assignee.

12. Survival. The terms and conditions of this Assignment shall survive the Close of Escrow.

13. Counterparts. To facilitate execution, this Assignment may be executed in as many counterparts as may be required. It shall not be necessary that the signatures on behalf of all parties appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement.

14. Covenants of Further Assurances. Assignor and Assignee each agree to execute such other documents and perform such other acts as may be necessary or desirable to effectuate this Assignment.

[SIGNATURES TO FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment as of the dates set forth below.

ASSIGNEE:	ASSIGNOR:
__________________________	__________________________
__________________________	__________________________
By: ______________________	By: ______________________
Name: ____________________	Name: ____________________
Title: ____________________	Title: ____________________
Date:____________________	Date:____________________

SCHEDULE 1 TO ASSIGNMENT OF SERVICE CONTRACTS

Service Contracts Assigned to Assignee

1. ____________________________, dated ____________________.

2. ____________________________, dated ____________________.

3. ____________________________, dated ____________________.

EXHIBIT J

Bill of Sale

BILL OF SALE

THIS BILL OF SALE is executed and delivered effective this ____ day of ____________, 2022, by ______________________________________, a ____________________________ ("Seller") in favor of ______________________, a Delaware limited liability company ("Buyer").

WHEREAS, Buyer and Seller have entered into a certain Agreement for Purchase and Sale and Initial Escrow Instructions dated as of ______________, 2022 (the "Agreement"), providing for the purchase by Buyer of certain real property and personal property of Seller.

NOW, THEREFORE, pursuant to the Agreement, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller hereby grants, bargains, sells, delivers, transfers, sets over, assigns and conveys, to Buyer, subject to the terms and provisions set forth in this Bill of Sale, all of the Personal Property, Permits, Warranties and Intangibles owned by Seller and located on the Premises (each as defined in the Agreement).

Seller hereby covenants and agrees with Buyer that it will duly execute and deliver all such further bills of sale and other instruments of transfer as may be reasonably necessary to sell, transfer, assign and convey to and to vest in Buyer, all and singular, the Personal Property, Permits, Warranties and Intangibles hereby sold, transferred, assigned and conveyed by this Bill of Sale.

Seller represents and warrants that Seller is the owner of the Personal Property, Permits, and Intangibles and that the Personal Property, Permits and Intangibles are free from all mortgages, liens, security interests and other encumbrances (other than the lien for taxes, not yet due and payable), and that Seller has the right to sell and convey the Personal Property, Permits, Warranties and Intangibles to Buyer.

All of the terms and provisions of this Bill of Sale shall be binding upon Seller and its respective successors and assigns and shall inure to the benefit of the Buyer and its successors and assigns.

This Bill of Sale shall be governed by and construed in accordance with the laws of the State of Oklahoma without regard to the principles of conflicts of laws.

IN WITNESS WHEREOF, Seller has caused the due execution of this Bill of Sale as of the day and year first above written.

SELLER:

______________________________,
a ____________________________

By: ____________________________

Name: __________________________

Title: ___________________________

EXHIBIT K

Form Notice to Tenants

Ladies and Gentlemen:

This will advise that, effective ___________, 2022, Stillwater Student Housing Owner LLC ("Former Owner") has sold the One on 4th Apartments, located at 713 W. 4th Street, Stillwater, Oklahoma (the "Property") to ______________________________, an experienced multifamily owner/operator ("New Owner"). As part of the transfer, Former Owner has assigned to New Owner its interest as lessor under the leases of the Property including, without limitation, Former Owner's lease with you for your residential unit in the Property.

Please send your rental payments and any other payments required under the Lease, from and after the date you receive this notice, as provided below:

[New Owner's information here]

All inquiries regarding your lease and management of your premises or the Property should be directed to:

[New Owner's information here]

Your security deposit in the amount of $ ______ has also been transferred to New Owner.

[If security deposit transferred is less than the amount set forth in the Lease, insert the amount of deposit that was applied by landlord and the amount of deposit remaining after application]

Very truly yours,

FORMER OWNER

______________________________,
a ____________________________

By: __________________________
Name: ________________________
Title: _________________________

EXHIBIT L

Form Notice to Vendor

Ladies and Gentlemen:

This will advise that, effective ____________, 2022, Stillwater Student Housing Owner LLC ("Former Owner") has sold the One on 4th Apartments, located at 713 W. 4th Street, Stillwater, Oklahoma (the "Property") to ______________________________, an experienced multifamily owner/operator ("New Owner"). As part of the transfer, Former Owner has assigned to New Owner its interest in your Service Contract to New Owner. Accordingly, all your obligations under the Service Contract from and after the date of this letter shall be performable to and for the benefit of New Owner and New Owner's successors and assigns.

Please send all correspondence regarding the Service Contract, from and after the date you receive this letter, as provided below:

[New Owner's information here]

Very truly yours,

FORMER OWNER

______________________________,
a ______________________________

By: ______________________________
Name: ______________________________

EXHIBIT M

Rent Roll

EXHIBIT N

Leasing Guidelines

Short Term Leases

Long Term Leases

FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE AND INITIAL ESCROW INSTRUCTIONS

THIS FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE AND INITIAL ESCROW INSTRUCTIONS (this "**First Amendment**") is made effective as of May 11, 2022 ("**Amendment Effective Date**"), by and between STILLWATER STUDENT HOUSING OWNER LLC, a Delaware limited liability company (**"Seller"**), and VERSITY INVEST, LLC, a Delaware limited liability company (**"Buyer"**). Seller and Buyer are sometimes referred to in this Agreement individually as a "**Party**" and collectively as the "**Parties**".

RECITALS

WHEREAS, Seller and Buyer entered into that certain Purchase and Sale Agreement dated as of April 8, 2022 (the "**Purchase Agreement** "), pursuant to which Seller agreed to sell and Buyer agreed to purchase that certain student housing apartment project located at 713 W. 4th Street, Stillwater, Oklahoma (the "**Property**").

WHEREAS, the Parties now desire to enter into this First Amendment to amend the Purchase Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1. Recitals. The recitals set forth above are true and correct and are hereby incorporated into this First Amendment in their entirety.

2. Definitions. Each of the initially capitalized terms used in this First Amendment and not otherwise defined in this First Amendment shall have the meaning given to it in the Purchase Agreement.

3. Extension of Contingency Period. The last day of the Contingency Period is hereby extended to Thursday, May 19, 2022.

4. Restatement and Reaffirmation of Purchase Agreement. The Parties acknowledge and agree that except as modified by this First Amendment, the terms and provisions of the Purchase Agreement shall remain unchanged. If there is any conflict between the terms and provisions of the Purchase Agreement and this First Amendment, the terms and provisions of this First Amendment shall control and prevail.

5. Counterparts. This First Amendment may be executed in counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument. To facilitate execution of this First Amendment, the Parties may exchange copies of signatures by electronic transmission in portable document format (pdf), facsimile transmission or other fixed format, which copies shall be deemed originals of this First Amendment. Any counterpart of this First Amendment that is delivered by electronic transmission or facsimile transmission shall be deemed to have been fully and properly executed and delivered, for all purposes hereof and shall be binding on the Party delivering such counterpart.

[The remainder of this page is intentionally blank; signatures on the next page.]

IN WITNESS WHEREOF, the Parties have executed this First Amendment as of the Amendment Effective Date.

SELLER:

STILLWATER STUDENT HOUSING OWNER LLC,
a Delaware limited liability company

By:____________________________
Name: Jody O'Donnell
Title: President

BUYER:

VERSITY INVEST, LLC,
a Delaware limited liability company

By: [signature]
Name: Blake Wettengel
Title: CEO

SECOND AMENDMENT TO AGREEMENT OF PURCHASE AND SALE AND INITIAL ESCROW INSTRUCTIONS

THIS SECOND AMENDMENT TO AGREEMENT OF PURCHASE AND SALE AND INITIAL ESCROW INSTRUCTIONS (this "**Second Amendment**") is made effective as of May 23, 2022 ("**Amendment Effective Date**"), by and between STILLWATER STUDENT HOUSING OWNER LLC, a Delaware limited liability company (**"Seller"**), and VERSITY INVEST, LLC, a Delaware limited liability company (**"Buyer"**). Seller and Buyer are sometimes referred to in this Agreement individually as a "**Party**" and collectively as the "**Parties**".

RECITALS

WHEREAS, Seller and Buyer entered into that certain Purchase and Sale Agreement dated as of April 8, 2022, as amended by that certain First Amendment dated May 11, 2022 (as amended, the "**Purchase Agreement** "), pursuant to which Seller agreed to sell and Buyer agreed to purchase that certain student housing apartment project located at 713 W. 4th Street, Stillwater, Oklahoma (the "**Property**").

WHEREAS, the Parties now desire to enter into this Second Amendment to amend the Purchase Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1. Recitals. The Recitals set forth above are true and correct and are hereby incorporated into this Second Amendment in their entirety.

2. Definitions. Each of the initially capitalized terms used in this Second Amendment and not otherwise defined in this Second Amendment shall have the meaning given to it in the Purchase Agreement.

3. Adjustment to Purchase Price. In Section 2 of the Purchase Agreement, if the 95% level of leasing required to satisfy the Pre-Leasing Condition is not satisfied, but if a 92.5% level of leasing is satisfied, on the same terms and conditions as are set forth in Section 2 of the Purchase Agreement, then the Purchase Price shall be Fifty-One Million Seven Hundred Fifty Thousand Dollars ($51,750,000). Notwithstanding anything in this Paragraph 3 to the contrary, if the 95% level of leasing required to satisfy the Pre-Leasing Condition is satisfied, on the same terms and conditions as are set forth in Section 2 of the Purchase Agreement, then the Purchase Price shall be Fifty-Two Million Dollars ($52,000,000).

4. Credit for Corrective Work. Seller acknowledges that corrective work at the Property identified by Buyer's inspectors (the "**Corrective Work**") is desired by Buyer to be performed. Seller agrees that Buyer shall receive at the Close of Escrow a credit in the amount of One Million Three Hundred Seventy-Five Thousand Dollars ($1,375,000) (the "**Corrective Work Credit**"), which credit is to provide Buyer with funds to perform the Corrective Work after the Close of Escrow. The Corrective Work Credit is to be offset against amounts otherwise to be paid by Buyer at the Close of Escrow, including the Purchase Price. If the Corrective Work Credit exceeds the costs actually incurred by Buyer to perform the Corrective Work, then Buyer shall

retain the excess. If the Corrective Work Credit is less than the costs actually incurred by Buyer to perform the Corrective Work, then Buyer shall be solely responsible for any excess cost. BUYER HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD SELLER HARMLESS FROM AND AGAINST ANY AND ALL LIENS, LOSS, INJURY, CLAIMS, CAUSES OF ACTION, DAMAGES, LIABILITIES AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES) ARISING OUT OF OR RELATED TO THE CORRECTIVE WORK OR ANY OTHER REPAIR WORK UNDERTAKEN BY SELLER OR ITS AGENTS, EMPLOYEES OR REPRESENTATIVES. Buyer's obligations under this section shall survive the Close of Escrow.

5. Pre-Closing Repairs. Seller covenants and agrees to complete, prior to the Close of Escrow, at Seller's sole cost and expense, the repair items set forth on Schedule 1 attached hereto (the "**Repair Items**"). Seller acknowledges that the Repair Items are different than the Corrective Work to be performed by Buyer after the Close of Escrow, and the completion of the Repair Items by Seller shall not reduce the amount of the Corrective Work Credit. Not less than ten (10) days prior to the Close of Escrow, Seller shall provide to Buyer reasonable documentary evidence, which may include photographs, confirming the completion of the Repair Items and the payment in full of all costs and expenses associated therewith. Buyer shall be deemed to approve the Repair Items unless Buyer provides Seller with a written objection, specifying in detail any deficiencies with respect to the Repair Items, within five (5) Business Days following Buyer's receipt of Seller's documentary evidence relating to the Repair Items. If Buyer makes any such objection, Seller shall cure such deficiencies prior to the Close of Escrow. Notwithstanding the foregoing, if Buyer elects to extend the Close of Escrow, then Seller agrees to complete the Repair Items, and to provide Buyer with evidence of completion, on or before June 18, 2022. Seller's obligations under this provision, including the obligation to pay the cost of the Repair Items to ensure that no liens are recorded against the Property, shall survive the Close of Escrow. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE PURCHASE AGREEMENT, BUYER ACKNOWLEDGES AND AGREES THAT BUYER ACCEPTS THE REPAIR ITEMS "AS IS" AND THAT SELLER MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE REPAIR ITEMS; PROVIDED, THAT ANY AND ALL RIGHTS AGAINST CONTRACTORS THAT PERFORM THE REPAIR ITEMS, AND ALL ASSOCIATED WARRANTIES, SHALL BE ASSIGNED TO BUYER AT THE CLOSE OF ESCROW AS PART OF THE RIGHTS ASSIGNED BY THE BILL OF SALE.

6. The provisions of Section 5(a)(iv) of the Purchase Agreement including, without limitation, Buyer's indemnity obligations, shall apply to Buyer's Representatives who enter the Property for the purpose of performing, inspecting or testing any Corrective Work or Repair Items.

7. Contingency Period Notice. The execution and delivery of this Second Amendment shall be deemed to constitute the delivery by Buyer of a Contingency Period Notice, indicating Buyer's desire to proceed with the Closing under Section 5(a)(iii) of the Purchase Agreement. Buyer and Seller acknowledge and agree that the Contingency Period has been

extended to the date of this Second Amendment and that the Purchase Agreement remains in full force and effect.

8. Restatement and Reaffirmation of Purchase Agreement. The Parties acknowledge and agree that except as modified by this Second Amendment, the terms and provisions of the Purchase Agreement shall remain unchanged. If there is any conflict between the terms and provisions of the Purchase Agreement and this Second Amendment, the terms and provisions of this Second Amendment shall control and prevail.

9. Counterparts. This Second Amendment may be executed in counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument. To facilitate execution of this Second Amendment, the Parties may exchange copies of signatures by electronic transmission in portable document format (pdf), facsimile transmission or other fixed format, which copies shall be deemed originals of this Second Amendment. Any counterpart of this Second Amendment that is delivered by electronic transmission or facsimile transmission shall be deemed to have been fully and properly executed and delivered, for all purposes hereof and shall be binding on the Party delivering such counterpart.

[The remainder of this page is intentionally blank; signatures on the next page.]

IN WITNESS WHEREOF, the Parties have executed this Second Amendment as of the Amendment Effective Date.

SELLER:

STILLWATER STUDENT HOUSING OWNER LLC,
a Delaware limited liability company

By:____________________________
Name: Jody O'Donnell
Title: President

BUYER:

VERSITY INVEST, LLC,
a Delaware limited liability company

By: [signature]
Name: Blake Wettengel
Title: CEO

IN WITNESS WHEREOF, the Parties have executed this Second Amendment as of the Amendment Effective Date.

SELLER:

STILLWATER STUDENT HOUSING OWNER LLC,
a Delaware limited liability company

By:____________________________
Name: Jody O'Donnell
Title: President

BUYER:

VERSITY INVEST, LLC,
a Delaware limited liability company

By:____________________________
Name:___________________________
Title:____________________________

Schedule 1

Repair Items[1]

1. Repair and replace lighting fixtures and bulbs in corridors, amenity lounges, electrical rooms, and leasing offices as consultants have identified it as inadequate due to failing fixtures, faulty circuits, and other unknown causes
2. Patch exterior balcony fire sprinkler head removal holes with proper stucco and waterproofing methods
3. Add downspout to plumbing line near front entrance as the line discharges to face of brick
4. Repair or replace fire alarm pump controller which has an error code that cannot be reset
5. Add fixtures and switches to all storage and utility closet electrical and lighting where missing
6. Treat and repaint parking structure street screen which is rusting at the base and most spot-weld locations
7. Repair drywall cracking at ceilings and walls and exterior stucco cracking throughout property (about 10-15 locations) due to settlement
8. Relocate all corridor thermostats located on fourth floor to their proper floors
9. Repair numerous doors operating poorly due to settlement
10. Replace and properly attach all acoustic isolators missing or failing from under condensers
11. Repair wall flashing and caulking failing at many locations in roof well
12. Re-route pool equipment room plumbing which is causing floor to be flooded with debris
13. ADA repairs required to doors from clubhouse to pool deck, which have non-compliant threshold
14. Replace flooring and subflooring compromised due to water intrusion and subfloor expansion
15. Complete carpet installation missing in numerous locations
16. Complete pool area lighting installation including adding cover plates where missing
17. Repair exposed post tension anchors exposed in approximately 10 locations
18. Clean paint overspray evident around building exterior
19. Replace hardware on damaged exterior door near trash facility
20. Clean and maintain corrosion at fire pump
21. Adjust alignment of vehicular gate at parking garage, or replace gate
22. Replace missing hardware on utility door on service drive side of building

[1] TBD: List under review by Seller, to be revised upon mutual agreement of Seller and Buyer.

THIRD AMENDMENT TO AGREEMENT OF PURCHASE AND SALE AND INITIAL ESCROW INSTRUCTIONS

THIS THIRD AMENDMENT TO AGREEMENT OF PURCHASE AND SALE AND INITIAL ESCROW INSTRUCTIONS (this "**Third Amendment**") is made effective as of the 13th day of July, 2022 ("**Amendment Effective Date**"), by and between STILLWATER STUDENT HOUSING OWNER LLC, a Delaware limited liability company (**"Seller"**), and ONE ON 4TH, DST, a Delaware statutory trust (**"Buyer"**). Seller and Buyer are sometimes referred to in this Agreement individually as a "**Party**" and collectively as the "**Parties**".

RECITALS

WHEREAS, Seller and Versity Invest, LLC, a Delaware limited liability company ("**Original Buyer**"), entered into that certain Purchase and Sale Agreement dated as of April 8, 2022, as amended by that certain First Amendment dated May 11, 2022 and that certain Second Amendment dated May 23, 2022 (as so amended, the "**Purchase Agreement**"), pursuant to which Seller agreed to sell and Original Buyer agreed to purchase that certain student housing apartment project located at 713 W. 4th Street, Stillwater, Oklahoma (the "**Property**").

WHEREAS, Original Buyer assigned its rights under the Purchase Agreement to Buyer pursuant to an Assignment of Agreement of Purchase and Sale and Initial Escrow Instructions dated July 12, 2022, a copy of which has been provided to Seller.

WHEREAS, the Parties now desire to enter into this Third Amendment to amend the Purchase Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1. Recitals. The Recitals set forth above are true and correct and are hereby incorporated into this Third Amendment in their entirety.

2. Closing Date. The Parties agree that the Closing Date shall be amended to be July 26, 2022.

3. Release of Deposit. The Parties instruct Escrow Holder to release to Seller, promptly following the delivery to Escrow Holder of a fully executed copy of this Third Amendment, a portion of the Deposit in the amount of Five Hundred Thousand Dollars ($500,000), which portion of the Deposit shall be held by Seller and applied toward the Purchase Price at the Close of Escrow, or if the Close of Escrow does not occur, shall be retained by Seller or returned to Buyer in accordance with the terms of the Purchase Agreement.

4. Brokers. Section 17 of the Purchase Agreement is amended and restated in its entirety to read as follows:

> 17. Brokers. The parties acknowledge that the sale of the Property is subject to Seller's payment of a brokerage commission equal to six tenths of a percent (0.60%) of the Purchase Price. Said commission shall be payable in full

upon successful Close of Escrow and payment of said commission shall be made as follows: $7,500 to Jennifer Stein Real Estate, Inc. and the balance of said commission to Walker & Dunlop Investment Sales, LLC. Escrow holder is hereby instructed to make such payments from Seller on the closing date out of the sale proceeds. Except as expressly set forth above, Seller and Buyer each represent to the other that, to the best of their knowledge, no brokerage commission, finder's fee or other compensation of any kind is due or owing to any person or entity in connection with the transactions covered by this Agreement. Each party agrees to and does hereby indemnify and hold the other harmless from and against any and all costs, liabilities, losses, damages, claims, causes of action or proceedings which may result from any broker, agent or finder, licensees or otherwise, claiming through, under or by reason of the conduct of the indemnifying party in connection with this transaction.

5. Reaffirmation of Purchase Agreement. The Parties acknowledge and agree that except as modified by this Third Amendment, the terms and provisions of the Purchase Agreement shall remain unchanged. If there is any conflict between the terms and provisions of the Purchase Agreement and this Third Amendment, the terms and provisions of this Third Amendment shall control and prevail.

6. Counterparts. This Third Amendment may be executed in counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument. To facilitate execution of this Third Amendment, the Parties may exchange copies of signatures by electronic transmission in portable document format (pdf), facsimile transmission or other fixed format, which copies shall be deemed originals of this Third Amendment. Any counterpart of this Third Amendment that is delivered by electronic transmission or facsimile transmission shall be deemed to have been fully and properly executed and delivered, for all purposes hereof and shall be binding on the Party delivering such counterpart.

[The remainder of this page is intentionally blank; signatures on the next page.]

IN WITNESS WHEREOF, the Parties have executed this Third Amendment as of the Amendment Effective Date.

SELLER:

STILLWATER STUDENT HOUSING OWNER LLC,
a Delaware limited liability company

By: Jody O'Donnell
Name: Jody O'Donnell
Title: President

BUYER:

ONE ON 4TH, DST,
a Delaware statutory trust

By: [signature]
Name: Blake Wettengel
Title: Authorized Signatory